POWER OF ATTORNEY

We, the undersigned Directors or Trustees, as the case may be, of the following investment companies:

Fidelity Private Credit Trust

in addition to any other investment company for which Fidelity Diversifying Solutions LLC (“FDS”) or an affiliate acts as investment adviser and for which the undersigned individuals serve as Directors or Trustees (collectively, the “Funds”), hereby revoke all previous powers of attorney we have given to sign and otherwise act in our names and behalf in matters involving any investment company for which FDS or an affiliate acts as investment adviser and hereby constitute and appoint Thomas C. Bogle, Stephanie A. Capistron, John V. O’Hanlon, Megan C. Johnson, Anthony H. Zacharski, Jonathan H. Gaines, and Richard Horowitz, each of them singly, our true and lawful attorneys-in-fact, with full power of substitution, and with full power to each of them, to sign for us and in our names in the appropriate capacities, all Registration Statements of the Funds on Form N-2, or any successors thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements or any successors thereto, and any supplements or other instruments in connection therewith, and generally to do all such things in our names and behalf in connection therewith as said attorneys–in-fact deem necessary or appropriate, to comply with the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, and all related requirements of the Securities and Exchange Commission. We hereby ratify and confirm all that said attorneys-in- fact or their substitutes may do or cause to be done by virtue hereof. This power of attorney is effective for all documents filed on or after August 8, 2022.

WITNESS our hands on this 12th day of August, 2022.

/s/ David B. Jones
David B. Jones

/s/ Jennifer M. Birmingham
Jennifer M. Birmingham

/s/ Matthew J. Conti
Matthew J. Conti

/s/ Tara C. Kenney
Tara C. Kenney

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